Prospectus Supplement No. 1 (to Prospectus dated February 8, 2016)	Filed pursuant to Rule 424(b)(3) Registration No. 333- 209010

10,348,794 Shares

Common Stock

This prospectus supplement supplements the prospectus dated February 8, 2016, (the “Prospectus”) which forms a part of our Registration Statement on Form S-1 (Registration No. 333-209010). This prospectus supplement is being filed to update and supplement the information in the Prospectus with information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on March 7, 2016 (the “Current Report”). Accordingly, we incorporate by reference the Current Report into this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale by the selling stockholders identified in the Prospectus of up to 2,500,000 shares of our common stock sold to the selling stockholders in a private placement completed on December 16, 2015 and 7,848,794 shares of our common stock issuable upon the exercise of warrants to purchase our common stock, which warrants were issued to the selling stockholders in connection with a private placement completed on December 23, 2015.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PN.” On March 8, 2016, the last sale price of our common stock as reported on the NYSE was $5.42 per share.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company reporting requirements for the Prospectus and in future reports. See “Summary—Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 4 of the Prospectus, page 16 of our annual report on Form 10-K for the year ended December 31, 2014 and page 39 of our quarterly report on Form 10-Q for the quarterly period ended September 30, 2015.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 9, 2016